UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2003

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Item 5.     Other Events and Regulation FD Disclosure.

On December 22, 2003, Kyocera Corporation (“Kyocera”) agreed to pay $331.5 million to certain subsidiaries of Prudential Financial in settlement of an arbitration award rendered against Kyocera in connection with the matter of LaPine Technology Corp. v. Kyocera Corp., which matter was discussed in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. The Registrant expects the payment to be made prior to year-end 2003 and will record the proceeds as income, net of collection expenses, of the Financial Services Businesses. Income recorded as a result of the settlement will be included as a component of divested businesses and, therefore, not included in adjusted operating income.

In managing its businesses, the Company uses a non-GAAP measure called “adjusted operating income” to measure the performance of the Financial Services Businesses. Adjusted operating income is a non-GAAP measure that excludes realized investment gains, net of losses and related adjustments, and results of divested businesses and discontinued operations. Adjusted operating income should not be viewed as a substitute for net income determined in accordance with GAAP, and the Company’s definition of adjusted operating income may differ from that used by other companies. The Company believes that the presentation of adjusted operating income as measured for management purposes enhances the understanding of its results of operations by highlighting the results from ongoing operations and the underlying profitability factors of its businesses. For additional information about adjusted operating income and the comparable GAAP measure, please refer to the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 23, 2003

PRUDENTIAL FINANCIAL, INC.

By:	/S/ SUSAN L. BLOUNT

Name: Susan L. Blount Title: Vice President and Deputy General Counsel